                                                                  EXHIBIT - 2.3




      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY ONLY BE RESOLD OR OTHERWISE TRANSFERRED IN ACCORDANCE WITH CERTAIN RESTRICTIONS SET FORTH HEREIN AND ONLY IF THESE SECURITIES ARE REGISTERED OR SUCH RESALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.



                                    WARRANT
                                  TO PURCHASE
                               694,464 SHARES OF
                         COMMON STOCK ($.01 PAR VALUE)
                                       OF
                                  M-WAVE, INC.

                            DATED: December 18, 1998

     This certifies that, for value received, First Chicago Equity Corporation, an Illinois corporation ("FCEC"), or its permitted assigns (each, a "Holder"), is entitled to purchase, subject to the terms and provisions of this Warrant, from M-Wave, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), at any time on or after the date hereof and on or before the Expiration Date (as defined below), 694,464 (the "Warrant Number") fully paid and nonassessable shares of Common Stock, $.01 par value (the "Common Stock"), of the Company. The Warrant Number and the Exercise Price (as defined below) are subject to adjustment from time to time as set forth in
Section 7. This Warrant is the Warrant referred to in Section 2.03 of the Stock Purchase Agreement, dated as of December 18, 1998 (the "Stock Purchase Agreement"), by and between the Company and FCEC.

     SECTION 1. DEFINITIONS. Except as otherwise specified herein, defined terms herein, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in the Stock Purchase Agreement.

     As used herein, the term "Expiration Date" means, with respect to all or a portion of this Warrant, as the case may be, the fifth anniversary of the date hereof.

     SECTION 2. EXERCISE OF WARRANT. Subject to the provisions hereof, on or before the Expiration Date and after the Company has delivered to the Holder an Extraordinary Transaction Notice (as defined in Section 8 hereof), the Holder may exercise this Warrant in whole or in part only if it delivers (i) this Warrant, (ii) an executed Purchase Form in the form attached hereto as Exhibit A, and (iii) payment of the Exercise Price (as defined below) for the number of shares of Common Stock specified in the Purchase Form payable in United States dollars by certified bank check or wire transfer of immediately available funds to an account designated by the Company for this purpose (the earliest date by which the Holder has delivered all of the items specified in clause (i), (ii) and (iii) above shall be considered the date of exercise for purposes of this Warrant); provided, however, that if the Extraordinary Transaction Notice relates to an Extraordinary Transaction (as defined in Section 8 hereof) of the type set forth in clause (i) or (iv) of Section 8(b) hereof, the Holder must exercise this Warrant prior to the Extraordinary Transaction Date (as defined in Section 8 hereof). The exercise of this Warrant by the Holder shall in any event be subject to the condition that the Company consummates the Extraordinary Transaction described in the Extraordinary Transaction Notice. The Company shall issue certificate(s) for the shares of Common Stock issuable upon exercise. If the Company does not engage in the Extraordinary Transaction within thirty-five business days after it delivers an Extraordinary Transaction Notice, the Company shall immediately return this Warrant, the Purchase Form and the payment of the Exercise Price to the Holder and all of the provisions of this Warrant shall continue in full force and effect.

     The exercise price per share of Common Stock (the "Exercise Price") subject to this Warrant is equal to:


Date of Exercise                                        Exercise Price
-----------------                                       --------------

Before First Anniversary
of date hereof                                              $1.00

From the First Anniversary until the
day preceding the Second Anniversary
of date hereof                                              $1.05

From the Second Anniversary until the
day preceding the Third Anniversary
of date hereof                                              $1.10

From the Third Anniversary until the
day preceding the Fourth Anniversary
of date hereof                                              $1.15

From the Fourth Anniversary until the
day preceding the Fifth Anniversary
of date hereof                                              $1.20



     Notwithstanding the foregoing, in the event that the Company engages in an Extraordinary Transaction of the type described in clause (i) or (iv) of Section 8(b) hereof, then in lieu of paying the Exercise Price per share of Common Stock in accordance with Section 2 hereof, the Holder may elect (the "Section 2 Election") on the Purchase Form to receive the securities or other property deliverable per share of Common Stock in connection with the Extraordinary Transaction at the same time the holders of Common Stock receive such securities or other property; provided that the value of such securities or other property to be received by the Holder shall be first reduced by the Exercise Price per share. For purposes of the Section 2 Election, the value of the securities or other property deliverable per share of Common Stock in connection with an Extraordinary Transaction shall be determined in good faith by the Board of Directors.

     All shares of Common Stock issued upon exercise of this Warrant shall be duly authorized and validly issued, fully paid and nonassessable.

     SECTION 3. RESERVATION OF SHARES; PRESERVATION OF RIGHTS OF HOLDER. The Company hereby agrees that there shall be reserved for issuance and delivery upon exercise of this Warrant, free from preemptive rights, the number of shares of authorized but unissued shares of Common Stock, or other stock or securities deliverable pursuant to Section 7, as shall be required for issuance or delivery upon exercise of this Warrant.

     SECTION 4. FRACTIONAL SHARES. The Company shall not be required to issue fractional shares of Common Stock upon exercise of this Warrant.

     SECTION 5. LOSS OF WARRANT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

     SECTION 6. RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company.

     SECTION 7. ANTIDILUTION PROVISIONS. The Exercise Price and the Warrant Number shall be subject to adjustment from time to time as provided in this
Section 7.

     (a) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Exercise Price in effect immediately prior to the opening of business on the next business day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Exercise Price in effect immediately prior to the opening of business on the next business day following the day upon which such combination becomes effective shall be proportionately increased.

     (b) In case the Company shall issue or sell shares of Common Stock or issue rights, options or warrants to any person entitling them to purchase shares of Common Stock at a price per share less than the then current market price per share of the Common Stock (as determined pursuant to subsection (e) below) on the date of such sale or issuance, the Exercise Price in effect immediately following such date shall be adjusted to a price, computed to the nearest cent, so that the same shall equal the price determined by multiplying:

           (i)   such Exercise Price by a fraction, of which

           (ii) the numerator shall be (A) the number of shares of Common Stock outstanding on such date plus (B) the number of shares which the aggregate offering price of the total number of shares so offered for purchase would purchase at such current market price, and of which

           (iii) the denominator shall be (A) the number of shares of Common Stock outstanding on such date plus (B) the number of additional shares of Common Stock which are so sold or offered for purchase.

     (c) The provisions of Section 7(b) shall not apply to any issuance or sale of Common Stock or any rights, options or warrants to purchase Common
Stock: (i) pursuant to any employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, whether presently existing or to be established in the future; or (ii) pursuant to any firmly underwritten public offering of the Common Stock.

     (d)   Whenever there shall be any change in the Exercise Price under this
Section 7, then there shall be an adjustment (to the nearest thousandth of a share) in the Warrant Number, which adjustment shall become effective at the time such change in the Exercise Price becomes effective and shall be made by multiplying the Warrant Number in effect immediately before such change in the Exercise Price by a fraction, the numerator of which is the Exercise Price immediately before such change and the denominator of which is the Exercise Price immediately after such change.

     (e) The current market price per share of Common Stock on any date shall be deemed to be the average of the last sale prices of the Common Stock for the five consecutive trading days before the date of such sale or issuance. If the Common Stock is not traded on a national securities exchange or quoted on an inter-dealer quotation system, the current market price shall be determined in good faith by the Board of Directors.

     SECTION 8.  EXTRAORDINARY TRANSACTIONS.

     (a) In case at any time prior to the Expiration Date the Company shall publicly announce its intention to enter into an Extraordinary Transaction (as defined herein), then the Company shall give written notice to the Holder at the same time as, or as soon as practicable after, such event is first communicated to holders of Common Stock, of the date on which such Extraordinary Transaction, is expected to take place. The Company shall also give at least fifteen business days prior written notice (the "Extraordinary Transaction Notice") to the Holder of the date (the "Extraordinary Transaction Date") as of which an Extraordinary Transaction is expected to become effective (e.g., the date of filing of a certificate of merger or certificate of dissolution) for purposes of determining the holders of the Common Stock which shall be entitled to securities or other property deliverable in connection with the Extraordinary Transaction. The Company agrees that it will not make the Extraordinary Transaction of the type set forth in clause (i) or (iv) of Section 8(b) hereof effective prior to the Extraordinary Transaction Date.

     (b) For purposes of this Warrant, "Extraordinary Transaction" shall mean any of the following involving the Company or any of its material subsidiaries:
(i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction, which in each case is effected in such a way that the holders of shares of Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for shares of Common Stock; (ii) any sale, lease, exchange, transfer or other disposition of 60% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions, (iii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company; (iv) any voluntary or involuntary dissolution, liquidation or other winding up of the Company or any of its material subsidiaries; (v) any "person" or "group" (as such term is used in Section 13(d)(3) and 14(d) of the Exchange Act) (other Joseph A. Turek solely by virtue of any voting agreements he may have with FCEC and its Affiliates) becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act) of more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors of the Company ("Voting Power"); or (vi) the sale by the Company of shares of common stock or other capital stock (or securities convertible into common stock or other capital stock) that represent greater than 25% of the outstanding Voting Power before such issuance.

     (c) Upon consummation of any Extraordinary Transaction of the type set forth in clause (i) or (iv) of Section 8(b) hereof, and without any action on the part of the Holders, this Warrant shall be automatically cancelled with respect to any remaining shares of Common Stock for which the Holder has not properly exercised in accordance with Section 2 hereof.

     SECTION 9. DIVIDENDS. In the event the Board of Directors of the Company shall determine to pay any cash or non-cash dividends or distributions on the Common Stock (other than distributions as to which the provisions of Section 8(a) above shall apply), the Holder shall be entitled to receive cash and non-cash dividends or distributions in an amount and of kind equal to the dividends or distributions that would have been payable to such Holder if this Warrant held by such Holder had been exercised immediately prior to the record date for the determination of the holders of Common Stock entitled to each such dividend or distribution.

     SECTION 10. ASSIGNMENTS OR TRANSFERS. This Warrant may not be transferred or assigned except to an Affiliate of FCEC. Any such transfer or assignment is subject to applicable state and federal securities laws.

     SECTION 11. NOTICES. All notices, claims, requests, deliveries and other communications under this Warrant to the Company and the Holder shall be provided in the manner, and to the addresses of the Company and the Holder, set forth in the Stock Purchase Agreement.

     SECTION 12. GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.


                                           M-WAVE, INC.



                                           By:_________________________________

                                           Its:________________________________

                                 PURCHASE FORM


     Subject to and in accordance with Section 2 of this Warrant, the undersigned hereby elects to exercise this Warrant to purchase ______ shares of Common Stock, $.01 par value, of M-Wave, Inc. and hereby (i) makes payment of an aggregate Exercise Price for such shares of $ _________ or (ii) makes a Section 2 Election with respect to the payment of such Exercise Price.

Dated: _______________



INSTRUCTIONS FOR REGISTRATION OF STOCK

Name ___________________________________________________________________________
                  (please typewrite or print in block letters)

Address ________________________________________________________________________